Exhibit 99.1

FINANCIAL NEWS

SANMINA RETIRES 4.375% SENIOR SECURED NOTES WITH PROCEEDS FROM NEW TERM LOAN

San Jose, CA — June 4, 2019.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, announced that on May 31, 2019 the Company borrowed the $375.0 million secured delayed draw term loan available under the Credit Agreement and applied the proceeds to effect the satisfaction and discharge of the Indenture that was dated as of June 4, 2014 (as supplemented, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee, pursuant to which the Company had previously issued its $375.0 million principal amount 4.375% Senior Secured Notes that were due on June 1, 2019 (the “Senior Notes”). The $375.0 million secured delayed draw term loan has a maturity date of November 30, 2023.

Following the satisfaction and discharge of the Indenture, using the proceeds of the delayed draw term loan, and the release of all liens securing the Senior Notes, the Company’s debt structure changed as follows, effective June 3, 2019: (i) the revolving commitments under the Credit Agreement increased by $200.0 million, for a total of $700.0 million in revolving commitments, (ii) the accordion feature of the Credit Agreement was reset so that the Company can obtain, subject to the satisfaction of specified conditions, additional revolving commitments in an aggregate amount of up to $200.0 million, (iii) the Company and its subsidiary guarantors’ obligations under the Credit Agreement became secured by substantially all of the assets (excluding real property) of the Company and the subsidiary guarantors, subject to certain exceptions and (iv) the $375.0 million secured delayed draw term loan has a maturity date of  November 30, 2023.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

408-964-3610